Exhibit 99.1

Infinera Appoints Marcel Gani to its Board of Directors

Sunnyvale, Calif., - May 5, 2014 - Infinera Corporation (NASDAQ: INFN), provider of Intelligent Transport Networks™, announced today the appointment of Marcel Gani to the board of directors of Infinera effective June 9, 2014. Mr. Gani is currently an independent consultant. Prior to this role, Mr. Gani held numerous executive positions at technology companies including Juniper Networks, Inc., where he served as Chief of Staff from 2005 to 2006 and Chief Financial Officer from 1997 to 2005. Mr. Gani was instrumental in taking Juniper through its hyper-growth phase from a small start-up to its IPO to a recognized global leader in IP networking with over $2 billion in revenues.

“I am honored to join the Infinera board of directors,” said Mr. Gani. “I have followed this company for several years and am delighted to support Infinera as it continues to deliver Intelligent Transport Networks around the world and define what the network will be.”

“We are very pleased to welcome Marcel to our board,” said Kambiz Hooshmand, Chairman of the Board of Infinera. “With his years of experience in the networking industry, he will bring valuable insights and perspective to Infinera as we continue to grow market share and take Infinera to the next level as a company.”

It was also announced that effective May 15, 2014, Kenneth A. Goldman would be departing from the board of directors, after nine years of service, to fulfill other obligations and to devote additional time to his other responsibilities.

“On behalf of the entire board, and everyone at Infinera, I would like to thank Ken for his numerous contributions to Infinera over the years,” said Infinera CEO Tom Fallon. “Ken’s extensive experience in technology companies as a respected leader and financial expert provided a great foundation for Infinera.”

Contacts:
Infinera Media: Anna Vue	Infinera Investors: Leigh Salvo
Tel. +1 (916) 595-8157	Tel. +1 (408) 543-8139
avue@infinera.com	lsalvo@infinera.com

About Infinera
Infinera provides Intelligent Transport Networks to help carriers exploit the increasing demand for cloud-based services and data center connectivity as they advance into the Terabit Era. Infinera is unique in its use of breakthrough semiconductor technology to deliver large scale Photonic Integrated Circuit (PICs) and the application of PICs to vertically integrated optical networking solutions that deliver the industry’s only commercially available 500 Gb/s FlexCoherent super-channels. Infinera Intelligent Transport Network solutions include the DTN-X, DTN and ATN platforms. Find more at www.infinera.com.
This press release contains forward-looking statements that involve risks and uncertainties, including Infinera’s expectations regarding growing market share and taking Infinera to the next level. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Information about these risks and uncertainties, and other risks and uncertainties that affect Infinera’s business, are contained in the risk factors section and other sections identified in Infinera’s latest Quarterly Report on Form 10-Q for the quarter ended March 29, 2014 as filed with the SEC, as well as any subsequent reports filed with or furnished to the SEC. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

Infinera and the Infinera logo are trademarks of Infinera Corporation. All other trademarks used or mentioned herein belong to their respective owners.